Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-81691 and No. 33-48578) pertaining to the First Data Corporation Incentive Savings Plan of our report dated June 13, 2003, with respect to the statement of net assets available for benefits of the First Data Corporation Incentive Savings Plan as of December 31, 2002, included in this Annual Report (Form 11-K/A) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Denver, Colorado

July 15, 2004